Exhibit 6.4

Memorandum of Agreement

To:	Axepay Inc. (hereafter the “Company”)
3708-180 University Avenue
Toronto, Ontario
M5H 0A2
Represented by Gina Leslie, President & Co-Founder

&

SmartCard Marketing Systems Inc.
20c Trolley Square, Wilmington, Delaware, 19806 USA
Represented by Massimo Barone CEO & Founder
1-844-THE-PAYMENT Tel. or Fax

Cc: VeritasPay LLC

The following Memorandum of Agreement is an undertaking (“Agreement”) that sets out the basic terms upon which SmartCard Marketing Systems Inc. (“SmartCard”) will enter into a business relationship with the Company for various joint initiatives. These terms are not comprehensive and additional terms, including reasonable warranties and representations, are expected to be incorporated into additional agreements that will make up the final “Definitive Agreement”.

Overview:

The Company is a private company with a proprietary business service for a combination of services including business to consumer and business to business. The Company is developing the following strategic services:

✓	Cross-border RMB services involving a virtual pay program for China that allows the cross-border flow of RMB, both into and out of China, for the payment of goods and services;

✓	An online KYC program for China that involves a service call or query by interim relationship with a China Processor Authorized to provide KYC services in real-time;

✓	Providing currency exchange services through an FX Partner

✓	Other joint initiatives such as distributing FDATA devices to develop a host MPOS & Wireless POS or Point-of-Sale unit to certify with the host gateway of VeritasPay.

The mandate or partnership of this Agreement is to immediately, under best practices, deliver Host connectivity certification and a white label solution for end point transactions unattended ecommerce in the prescribed term and a layer for both retail shops and ecommerce promotions providing in addition to processing technology and best standards including Card Vaulting, Tokenization, POS, MPOS, EPOS, Cart interoperability and certified technology solutions for the existing territories and defined target market.

Also, the delivery of an payment architecture that allows for the broad market penetration by ISO’s, VARs, ERP, ECR & ISV integrators.

SmartCard will also provide a processor strategy for a multi-mid boarding strategy as well as an underwriting strategy for cross-border servicing of SME & Large Enterprise, Retail & Enterprise customers.

Smartcard and the Company agree that the primary market will be focused on Merchant Service Businesses for Retail or Ecommerce purchase including:

Retail, Restaurant & Bistro, Hotel & Entertainment, Travel & leisure, Education, Bill payment of utilities, Luxury Items, Ticketing, Medical services & a host of services unless prohibited by the PayCard Scheme provider.

In addition, the Company has opportunities in the prepaid market with its clients and would work with SmartCard to develop an RFP opportunity to deliver the opportunities in a revenue share model. An existing prescribed contractual is currently signed.

The initial terms are as follows:

The following is a description of the working and compensation relationship between SmartCard and the Company

Additional agreements will be Annexed separately for references.

Undertaking & Terms:

Whereas SmartCard has entered into an undertaking with the Company to work with channel promotion and incentive offering for community or social networking solution to Host and broaden the existing business solution of the Company. In addition to allow Merchants to onboard their existing MIDS or underwrite new MIDS with a qualified program processor SmartCard relationships for acquiring connectivity.

In addition to supply, integrate and develop if required components to deliver a recreational solution to develop an ecosystem for the industry.

Scope of Work:

It is the intent of the parties to this Agreement to evaluate the structure and Ul flow for business engagement and user operations. Also, to develop an interoperable solution between current.com mobile application platform and that of SmartCard and partners to also enter into revenue sharing relationship emulating transactions between card issuing and processors/acquirers to develop a large scalable network across target markets with the inclusion of Bank acquirers for the underwriting of merchant businesses.

The following undertaking:

Whereas the Company agrees to a white label host solution provide by VeritasPay as a transaction engine host.

VeritasPay has migrated the Isignthis solution for processing authentication and global KYC including AML procedures. The Company will provide a separate conduit API for China which VeritasPay will direct all unique requests through a predefined query.

The Company has a relationship with an FX partner which will manage the conversion of foreign currency being either RMB to USD or USD to RMB and other potential foreign currency exchanges. The FX partner will then forward the appropriate arbitrages currency for settlement to the following as directed: Merchant, Payment Processor or Prepaid Card Bin Issuer.

VeritasPay will develop the multiple User Interfaces for the ordering, activation and loading of prepaid cards in both the merchant platform and consumer platform.

The parties have also agreed to develop the Front Consumer and Merchant channel with the Cliq2pay.com App for purchases and transfers.

Smartcard will provide the Company with an integration strategy to a host acquiring network for North America, Europe, Latam & Asia.

The multi-boarding strategy will allow the Company to use existing MIDS offered by its clients to use existing processing merchant services, including support of different currencies for foreign cards.

Technology Host Application

The parties agree that for the initial interim of the Agreement that the host application of the Company is proprietary. The Company will work with SmartCard management to certify at their cost the application with the acquirers and processors of record. In addition, the two optimal channels of interoperability and certification will be to work with industry partners to develop an operable channel of exchange between merchants, vendors and service providers.

White Label Fee’s

The Company agrees to pay a fee of fifteen thousand United States dollars ($15,000 USD) upon signing and ten thousand United States dollars ($10,000 USD) upon delivery of the working integrated API for the following:

✓	The migration of a FX table in real-time for conversion of various currencies into the desired settlement currency;

✓	The cost structure matrix table required to post transaction fee’s for both merchant or consumer;

✓	The API for the prepaid card program from the choice vendor program opted; and

✓	Access point to the HSM (Host Security Module) Thales 9000 and Dukpt.

A monthly host fee of five hundred United States dollars (USD $500) is waived for the first four (4) months from signing. Thereafter the monthly host fee will commence and be invoiced on the 5th day of every month for the immediately preceding month

Market Opportunities:

•	Both Parties agree that there is a significant opportunity and current industry to implement a sales desk for OFWs from the Philippines;

•	Develop a sales conduit for China facing Clients for both Retail and Ecommerce;

•	Cross-border RMB into China for ecommerce, supplier and transaction management;

•	The introduction of a service offering for both KYC and AML solutions in real-time for non- China merchants; and,

•	Distribution of MPOS devices.

Licensing & Revenue Share Model

The parties agree to develop a revenue share model that will be beneficial to the Parties and allow for accelerated growth throughout processor or possibly direct card issuer networks. The revenue share model will be based on the net revenue (gross revenue minus the buy rate and adjusted costs) received from the joint initiatives in the proportion of fifty percent (50%) each to Smart Card and to the Company.

SmartCard has agreed to enter into this relationship under these terms and obligations which make up this Agreement.

Certifications to networks, acquirers, processors or issuers – The Company agrees that there will be costs to certify or emulate to the networks in this Agreement to be identified. Each of the host to host connections have related costs to be incurred, these costs will be that of the Company and part of the road map to be compliant.

Note: the initial task for PCI will be managed through that of Veritaspay. It currently has its own PCI Certification.

Term of this engagement & Compensation

SmartCard and the Company agree that this relationship and its undertakings are for a period of five (5) years from the date of signing this Agreement. In addition, this Agreement will automatically be renewed for additional periods of five (5) years thereafter on the anniversary date ongoing.

SmartCard Marketing Systems Inc “Proprietary Technology”

The company SmartCard develops three proprietary platforms for the payment industry 1) Check21SAAS.com 2) Genorocity.com 3) VelocityMwallet.com. The platforms are defined with this agreement and each will have a fee schedule should the Company and SmartCard also enter into an interoperability agreement further defined by an annex to pricing & tier volume schedules.

1)	Remote Check Deposit solution for Banks, Telecom & Enterprise
2)	Genorocity.com Coupon Retail & Event Management Solutions
3)	VelocityMwallet.com a Mobile Payment solution for Retail & Ecommerce Payment

About Axepay Inc.

Axepay is a fully featured payment platform that delivers an online KYC program for China; and, a virtual pay program for China that allows the cross-border flow of RMB, both into and out of China, for the payment of goods and services. The Axepay platform is built for iOS and Android platforms and will be available in the App store and Google Play. For more information go to www.axepay.ca

About SmartCard Marketing Systems, Inc.

SmartCard Marketing, Inc. (SMKG:OTC) is a financial technology solutions provider to the global payments industry, delivering a cloud-based EMV Host platform to banks, telecoms & enterprise customers. In addition, it offers proprietary transaction software solutions & services, Genorocity, a coupon & incentive management platform, Check21SAAS a Remote Check Deposit solution for X9 clearing & VelocityMWallet, a payment ecosystem for alternative payment solutions. For more information, go to www.smartcardmarketingsystems.com

Genorocity.com platform is an industry community platform for the management of products and services. The managed platform performs task and allows the publishing of media offers, deals and content including a reward exchange and share program between peer to peer.

•	Admin Dashboard
•	Merchant Dashboard & APPs (IOS, & Android)
•	Consumer Dashboard & APPs (IOS, & Android)

About VeritasPay LLC

VeritasPay delivers a customized Mobile POS (mPOS) or eCOM & Gateway option to Banks, Acquirers and Enterprise client as we are developers of Payment Card Industry Certified Mobile Payment/Point of Sale/eCOM/Gateway software solutions designed for use with Smartphones, Tablets, web terminals and PCI DSS Level 1 compliant processing companies.

We focus on affordable mobile solutions using our cloud based, multi-dimensional Middleware & eco-system that can interoperate with any business system and our EMV, NFC, QR, and swipe mPOS terminals can also be deployed as a SaaS model for our Acquiring clients. Our Middleware is capable of managing multiple: terminal types, Merchants, Processors, Acquirers, Issuers, ISO’s, and Value Added Fintech solutions simultaneously. All or parts of our offerings can be delivered as a white-label solution to our clients/partners.

VeritasPay offers the highest number of mPOS solutions in the industry, and can deliver a selection of industry specific and custom payments solutions and services, including:

•	Customized Mobile Payment Applications,

•	Customized Merchant Management Services.

•	Robust and customizable middleware/back office,

•	Customized Payment Facilitator infrastructure in place for Acquirers

•	Mobile Certification Lab enables use of any PCI/EMV mPOS terminal

•	Capable of integration into existing company systems

Costs: Each party will be responsible for the payment of its own costs and expenses, including reasonable attorneys’ fees and expenses, in connection with the transactions contemplated in this Memorandum. The fee for development and scope of work for SmartCard Marketing Systems Inc as defined above are the expenses and costs of SmartCard Marketing Systems Inc.

No agency: Neither party is the agent, representative nor partner of the other party and this Memorandum shall not be interpreted or construed to create an association, agency, joint venture or partnership relationship between the parties

Confidentiality: The parties agree to maintain in confidence the existence of this Memorandum and its contents and not to disclose same to any third party (other than their professional advisors) without the prior consent of the other party. Notwithstanding the previous sentence, either party may disclose the existence of, and the contents of, this Memorandum in connection with securities law filings as a party deems appropriate, or as required by law. No press or other publicity release will be issued to the general public concerning the proposed Transaction without mutual consent.

Good Faith Negotiations: Each of the parties will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Definitive Agreement within [60] days following the execution of this Memorandum.

Exclusive Opportunity: The Company and Smart Card each agree not to enter discussion, negotiations, arrangements or understandings with another third party without first consulting with each other prior to signing the ‘Definitive Agreement’. This excludes any third party already engaging with the Company.

Proper Law: This Memorandum will be governed by and construed in accordance with the laws of the State of Delaware and the parties hereby abide to the exclusive jurisdiction of the Courts of Wilmington, De. in any proceedings, hereunder.

Binding Agreement: This Memorandum does create a binding contract and will be enforceable, except in respect of the obligations set out as defined as commercial terms inclusively. This Agreement may have addendums and will be ratified time to time with the consent of both parties but will be treated as the final Definitive Agreement, duly executed and delivered by the parties, will be enforceable, and it will supersede the provisions of this Memorandum and all other agreements and understandings between the parties with respect to the subject matter of this Memorandum.

Public Communications

This memorandum may be a material event which the company SmartCard Marketing Systems Inc. has obligations for disclosure to OTC Markets & financial markets. Any communications by press release will be with the consent of both parties mutually.

Counterparts and Electronic Means: This Memorandum may be executed in several counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument. Delivery to us of an executed copy of this Memorandum by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery as of the date of successful transmission to us.

Acceptance: If you are agreeable to the foregoing terms, please sign and return to the undersigned a copy of this Agreement

Yours truly

SmartCard Marketing Systems Inc.

/s/ Massimo Barone
Massimo Barone
CEO & Founder

The above terms are accepted this 3rd day of February, 2017.

/s/ Gina Leslie
Gina Leslie
President & Co-Founder

The above terms are accepted this 3rd day of February, 2017.

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